UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2017

Par Pacific Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
(281) 899-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On June 28, 2017, certain subsidiaries (the “Borrowers”) of Par Pacific Holdings, Inc. (the “Company”) entered into a second amendment (the “Amendment”) to the Credit Agreement dated as of December 17, 2015 (as amended, restated or otherwise modified, the “KeyBank Credit Agreement”) with the lenders named therein and KeyBank National Association, as the administrative agent for the lenders. The Amendment permitted under the terms of the KeyBank Credit Agreement a special distribution of cash by the Borrowers to the Company in an aggregate amount totaling no more than $15 million (the “Special Distribution”). The Amendment also waived the mandatory excess cash flow prepayment for the quarter ending June 30, 2017.

On June 30, 2017, the Company repaid all amounts outstanding under the Company’s Delayed Draw Term Loan and Bridge Loan Credit Agreement (as amended, restated or otherwise modified, the “Company Credit Agreement”). In connection with the repayment in full of all amounts due thereunder, the Company retired the Company Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1
Fifth Amendment to Third Amended and Restated Loan Agreement dated as of February 16, 2017, by and among Hermes Consolidated, LLC, Wyoming Pipeline Company LLC, Par Wyoming, LLC and Bank of America, N.A.

10.2
Amendment No. 1 to Credit Agreement dated as of April 14, 2017, by and among HIE Retail, LLC, Mid Pac Petroleum, LLC, the lenders named therein and KeyBank National Association, as administrative agent.

10.3
Amendment No. 2 to Credit Agreement dated as of June 28, 2017, by and among HIE Retail, LLC, Mid Pac Petroleum, LLC, the lenders named therein and KeyBank National Association, as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Pacific Holdings, Inc.

Dated: July 5, 2017	/s/ James Matthew Vaughn
James Matthew Vaughn Senior Vice President and General Counsel

4